Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Cartesian Growth Corporation III of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Cartesian Growth Corporation III (which will be renamed Factorial Holdings, Inc.) following the consummation of the business combination in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: April 29, 2026	/s/ Jon Nelson
Jon Nelson